EXHIBIT 99.1

22nd Century Group’s Preferred Stock Converted to

Common Stock and Company Provides Business Update

CLARENCE, N.Y. --(BUSINESS WIRE)-- 22nd Century Group, Inc. (OTCBB: XXII) announced today that on Friday, June 7th the company’s Series A-1 Preferred Stock was converted to common stock. Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund Ltd. converted an aggregate of 1,940.92 shares of Series A-1 Preferred Stock into an aggregate of 3,234,866 shares of 22nd Century Group, Inc.’s common stock at a conversion price of $0.60 per share. No shares of the Series A-1 Preferred Stock remain outstanding.

Business Update

License to Manufacture Tobacco Products

Last week 22nd Century and a U.S. tobacco product manufacturer entered into a non-binding letter of intent for potential collaborative business ventures. This manufacturer is a participating member of the Tobacco Master Settlement Agreement, commonly referred to as the “MSA,” an agreement among 46 states and the tobacco industry administered by the National Association of Attorneys General (NAAG).

As reported on January 31, 2013, Goodrich Tobacco Company, a 22nd Century subsidiary, applied to the U.S. Alcohol and Tobacco Tax Trade Bureau (TTB) for a federal permit to manufacture tobacco products. Goodrich Tobacco has recently learned from the TTB that the company’s application is complete and in the final stages of approval. Until now, Goodrich Tobacco has contracted with independent licensed tobacco manufacturers to produce its proprietary commercial products.

On February 26, 2013, Goodrich Tobacco applied to NAAG to become a participating manufacturer to the MSA. One requirement of becoming a participating member of the MSA is that the applicant must be a federally licensed tobacco product manufacturer.

Out-Licensing the Company’s Technology

22nd Century has been in negotiations with multiple companies in the tobacco and pharmaceutical industries for licensing its technology and products. The Company expects to finalize one or more major licensing agreements in the third quarter of 2013. Mr. Pandolfino, 22nd Century’s CEO explained, “In addition to a virtually worldwide agreement that we are in the process of concluding with one company, we are also evaluating licensing our technology to an unrelated company for rights in the U.S.”

FDA Meeting

The Center for Tobacco Products of the U.S. Food and Drug Administration (FDA) requested to have a meeting with 22nd Century to discuss the company’s proprietary products. 22nd Century agreed to meet with the FDA on June 17, 2013.

Modified Risk Cigarettes

Goodrich Tobacco has developed two proprietary modified risk cigarettes, referred to as BRAND A and BRAND B, which the company believes are less harmful than conventional cigarettes. The company is in the process of preparing two modified risk applications to be filed with the FDA in accordance with FDA guidelines to seek FDA authorization to market BRAND A and BRAND B as modified risk cigarettes. BRAND A is a very low nicotine (VLN) cigarette containing approximately 95 percent less nicotine than leading brands. BRAND B is a low-tar cigarette with a relatively high nicotine content. The company expects to file one application by the end of 2013 and another in 2014.

SPECTRUM Research Cigarettes

22nd Century expects to ship an additional 5,500,000 SPECTRUM® cigarettes (275,000 packs) in the third quarter of 2013. The SPECTRUM product line consists of a series of cigarette styles that have similar “tar” yield but varying nicotine yields over a 50-fold range – from very low to high – due to different levels of nicotine in the tobacco. Mr. Pandolfino explained, “No other tobacco company anywhere in the world is capable of producing cigarettes with such a wide range of nicotine content.” To date, 22nd Century has delivered approximately 12 million SPECTRUM cigarettes which are used solely for research purposes and distributed under the direction of the U.S. National Institutes of Health.

Global Distribution of the Company’s Brands

The Company will greatly expand the distribution of its highly differentiated, super-premium cigarettes, RED SUN® and MAGIC® brands in the second half of 2013. As reported on April 16, 2013, Goodrich Tobacco granted a Dutch company exclusive distribution rights to its DUTCH MAGIC™ brand in The Netherlands, Belgium and Luxemburg, known as Benelux. Henry Sicignano III, president of Goodrich Tobacco, stated, “Our goal is to have similar distribution agreements for our brands in at least 10 of the top 20 international tobacco markets by year end 2015.”

Partial Results of Two Independent Smoking Cessation Clinical Trials Presented at the 2013 Annual Meeting of the Society for Research on Nicotine and Tobacco (SRNT)

The first study was conducted by Queen Mary University of London, in collaboration with Pfizer Inc. (Clinical Trial Identifier NCT01250301), and evaluated whether the use of 22nd Century’s VLN cigarette in combination with Chantix® (trademarked Champix® outside the U.S.) or in combination with nicotine replacement therapy (NRT) increases quitting rates over the use of Chantix or the use of NRT. The study included one hundred smokers who were prescribed Chantix and one hundred smokers who were prescribed NRT. Half the smokers of each of these groups were randomly selected to also use our VLN cigarettes for the first 2 weeks of treatment.

The group that used 22nd Century’s VLN cigarettes had a 70% quit rate one week after stopping VLN cigarette use compared to a 53% quit rate of the group not using VLN cigarettes after week 1 (p=0.02). The group that used 22nd Century’s VLN cigarettes had a 64% four-week continuous abstinence rate during weeks 3 to 6 compared to a 50% four-week continuous abstinence rate during weeks 1 to 4 (p=0.06). Quit rates at 12 weeks, post treatment, were not reported in the presentation.

The second study was a Phase II trial conducted by the University of Minnesota Masonic Cancer Center. This study had a six-week treatment period and evaluated quitting among three groups: (i) exclusive use of 22nd Century’s VLN cigarette; (ii) exclusive use of a 21-mg nicotine patch; and (iii) concurrent use of VLN cigarette and nicotine patch (Clinical Trial Identifier NCT01050569). Within the female population at the end of treatment (week 12), the group assigned our VLN cigarette had the highest continuous abstinence rate; the group assigned concurrent use of our VLN cigarette with a 21mg nicotine patch had the next highest continuous abstinence rate, followed by the group assigned a 21mg nicotine patch. Within the male population, quitting rates were highest with the exclusive use of the nicotine patch.

Dr. Michael Moynihan, 22nd Century’s Vice President of Research and Development explained, “There is now data from independent third-party clinical trials demonstrating that 22nd Century’s VLN cigarettes (i) assist in quitting smoking when used by themselves; (ii) increase quitting when used in conjunction with NRT (compared to the exclusive use of NRT); and (iii) increase quitting when used in conjunction with Chantix (compared to the exclusive use of Chantix).” The Company’s subsidiary, Hercules Pharmaceuticals, is evaluating joint venture partners to bring X-22, the company’s prescription smoking cessation aid in development, to market.

About 22nd Century Group, Inc.

22nd Century is a plant biotechnology company whose proprietary technology allows for the levels of nicotine and other nicotinic alkaloids (e.g., nornicotine, anatabine and anabasine) in the tobacco plant to be decreased or increased through genetic engineering and plant breeding. 22nd Century owns or is the exclusive licensee of 109 issued patents in 78 countries plus an additional 39 pending patent applications. Goodrich Tobacco Company, LLC and Hercules Pharmaceuticals, LLC and are wholly-owned subsidiaries of 22nd Century. Goodrich Tobacco is focused on commercial tobacco products and potential modified risk cigarettes. Hercules Pharmaceuticals is focused on X-22, a prescription smoking cessation aid in development.

For additional information, please visit: www.xxiicentury.com

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 18, 2013, including the section entitled “Risk Factors,” and our other reports filed with the U.S Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contact

Redington, Inc.

Tom Redington

203-222-7399